EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron
Chief Financial Officer
818-591-9800

UNICO AMERICAN CORPORATION REPORTS
SECOND QUARTER 2010 FINANCIAL RESULTS

Woodland Hills, CA, August 12, 2010 – Unico American Corporation.  (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and six months ended June 30, 2010. For the three months ended June 30, 2010, revenues were $9.4 million and net income was $0.4 million ($0.08 diluted income per share) compared with revenues of $10.7 million and net income of $0.7 million ($0.12 diluted income per share) for the three months ended June 30, 2009.  For the six months ended June 30, 2010, revenues were $19.3 million and net income of $0.9 million ($0.18 diluted income per share) compared with revenues of $21.2 million and net income of $1.7 million ($0.31 diluted income per share) for the six months ended June 30, 2009.

As of June 30, 2010, the Company had cash and investments (at amortized cost) of $135.0 million.  $122.0 million, or 90% of these investments were fixed maturity investments, and 77% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $74.4 million as of June 30, 2010, or $14.00 per common share including unrealized after-tax investment gains of $2.9 million, compared to stockholders’ equity of $73.3 million as of December 31, 2009, or $13.82 per common share including unrealized after-tax investment gains of $2.7 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	June 30	December 31
	2010	2009
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: June 30,
2010 $122,014; December 31, 2009 $128,441)	$126,340	$132,595
Short-term investments, at cost	12,954	9,158
Total Investments	139,294	141,753
Cash	33	119
Accrued investment income	734	764
Premiums and notes receivable, net	4,379	4,365
Reinsurance recoverable:
Paid losses and loss adjustment expenses	151	453
Unpaid losses and loss adjustment expenses	14,143	16,176
Deferred policy acquisition costs	4,681	4,956
Property and equipment (net of accumulated depreciation)	382	221
Deferred income taxes	606	633
Other assets	702	669
Total Assets	$165,105	$170,109

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$66,921	$71,585
Unearned premiums	17,474	18,812
Advance premium and premium deposits	1,089	1,034
Accrued expenses and other liabilities	5,213	5,363
Total Liabilities	$90,697	$96,794

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding
shares 5,316,454 at June 30, 2010, and 5,306,204 at December 31, 2009	$3,469	$3,437
Accumulated other comprehensive income	2,855	2,742
Retained earnings	68,084	67,136
Total Stockholders’ Equity	$74,408	$73,315

Total Liabilities and Stockholders' Equity	$165,105	$170,109

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
REVENUES
Insurance Company Revenues
Premium earned	$8,962	$10,222	$18,352	$20,096
Premium ceded	1,873	2,359	3,821	4,614
Net premium earned	7,089	7,863	14,531	15,482
Investment income	907	1,144	1,846	2,367
Other income	175	196	355	401
Total Insurance Company Revenues	8,171	9,203	16,732	18,250

Other Revenues from Insurance Operations
Gross commissions and fees	1,129	1,354	2,378	2,794
Investment income	1	1	2	1
Finance charges and fees	82	94	167	193
Other income	4	1	6	4
Total Revenues	9,387	10,653	19,285	21,242

EXPENSES
Losses and loss adjustment expenses	4,575	4,787	9,883	9,422
Policy acquisition costs	1,843	1,971	3,730	3,925
Salaries and employee benefits	1,280	1,281	2,169	2,710
Commissions to agents/brokers	171	295	363	609
Other operating expenses	883	1,323	1,741	2,032
Total Expenses	8,752	9,657	17,886	18,698

Income Before Taxes	635	996	1,399	2,544
Income tax provision	187	312	452	831
Net Income	$448	$684	$947	$1,713

PER SHARE DATA:
Basic
Earnings Per Share	$0.08	$0.12	$0.18	$0.31
Weighted Average Shares	5,309	5,567	5,307	5,568
Diluted
Earnings Per Share	$0.08	$0.12	$0.18	$0.31
Weighted Average Shares	5,350	5,605	5,350	5,606

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
($ in thousands)

	For the Six Months Ended
	June 30
	2010	2009
Cash Flows from Operating Activities:
Net Income	$947	$1,713
Adjustments to reconcile net income to net cash from operations
Depreciation	64	98
Bond amortization, net	39	172
Changes in assets and liabilities
Premium, notes and investment income receivable	15	(343)
Reinsurance recoverable	2,336	1,895
Deferred policy acquisitions costs	274	(12)
Other assets	(59)	35
Reserve for unpaid losses and loss adjustment expenses	(4,664)	(4,073)
Unearned premium reserve	(1,338)	428
Funds held as security and advanced premiums	55	155
Accrued expenses and other liabilities	(322)	(12)
Income taxes current/deferred	(3)	(1,224)
Net Cash (Used in) Operations	(2,656)	(1,168)

Investing Activities
Purchase of fixed maturity investments	(15,962)	(12,409)
Proceeds from maturity of fixed maturity investments	22,350	20,500
Net (increase) in short-term investments	(3,796)	(5,790)
(Additions) to property and equipment	(53)	(57)
Net Cash Provided by Investing Activities	2,539	2,244

Financing Activities
Dividends paid to shareholders	-	(1,002)
Proceeds from issuance of common stock	32	-
Repurchase of common stock	-	(76)
Net Cash Used in Financing Activities	32	(1,078)

Net decrease in cash	(85)	(2)
Cash at beginning of period	118	28
Cash at End of Period	$33	$26

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	$459	$2,059